Exhibit 99.1

Supernus Announces Second Quarter 2024 Financial Results

•Net sales of Qelbree® increased 92% in the second quarter of 2024, compared to the same period in 2023.
◦$59.4 million and $104.5 million of net sales in the second quarter and first six months of 2024, respectively.
•Net sales of GOCOVRI® increased 10% in the second quarter of 2024, compared to the same period in 2023.
◦$31.7 million and $58.3 million of net sales in the second quarter and first six months of 2024, respectively.

•Total revenues were $168.3 million in the second quarter of 2024, an increase of 24% compared to the same period in 2023.

◦Total revenues excluding Trokendi XR® and Oxtellar XR® net product sales (non-GAAP)(1) increased 32% in the second quarter of 2024, compared to the same period in 2023.
•Operating income of $22.6 million and $19.4 million in the second quarter and first six months of 2024.
•Adjusted operating earnings (non-GAAP)(1) was $45.5 million and $67.7 million in the second quarter and first six months of 2024, respectively, compared to $10.0 million and $40.5 million in the same periods in 2023.
•Raising full year 2024 guidance for total revenues and operating earnings (GAAP and Non-GAAP).
ROCKVILLE, MD, August 6, 2024 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the second quarter of 2024 and associated Company developments.
Business Highlights
•Total IQVIA prescriptions for Qelbree were 184,342 in the second quarter 2024, an increase of 26% compared to the same period in the prior year.
•In August 2024, the Company resubmitted its New Drug Application (NDA) for its apomorphine infusion device (SPN-830) for the continuous treatment of motor fluctuations ("off" episodes) in Parkinson’s disease.
“In the second quarter of 2024, we delivered strong net sales growth from our key growth drivers, Qelbree and GOCOVRI, as well as strong growth in adjusted operating earnings. We also advanced our product pipeline, announcing interim results from our open-label Phase 2a clinical study of SPN-817 for treatment-resistant seizures, and continued to progress SPN-820 through two Phase 2 studies in patients with depression," said Jack Khattar, President and CEO of Supernus. “Continued growth from Qelbree and GOCOVRI, together with pipeline progress, gives us confidence in delivering on our increased guidance and our operational objectives for 2024."
Product Pipeline Update
SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression
•Nearly three-quarters of the planned patients have been enrolled in the ongoing Phase IIb multi-center randomized double-blind placebo-controlled parallel design study of SPN-820 in adults with treatment-resistant depression. The study will examine the efficacy and safety of SPN-820 over a course of five weeks of treatment in approximately 268 patients in up to 50 clinical sites. The primary outcome measure is the change from baseline to end of treatment period on the Montgomery-Asberg Depression Rating Scale (MADRS) Total Score. Topline data from the Phase IIb trial are expected in the first half of 2025.

•Enrollment is ongoing in the Phase II open-label study in patients with major depressive disorder (MDD). The primary objective of the study is to assess efficacy in MDD, as well as onset of efficacy. Topline results from the study are expected by the end of 2024.
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•In May 2024, the Company announced data from the planned interim analysis of its exploratory open-label Phase IIa clinical study of SPN-817 for treatment-resistant seizures. The interim analysis was based on 41 enrolled subjects, of which 19 completed the maintenance period. The Company continues to expect topline results for the full study in the second half of 2024.

•A Phase IIb randomized, double-blind, placebo-controlled study in patients with treatment resistant focal seizures is expected to start by the end of 2024.
SPN-443 – Novel stimulant for ADHD/CNS
•The Company plans to initiate a Phase I single dose study in healthy adults in 2024 following submission of an Investigational New Drug application. The primary objective of the study is to assess safety and tolerability.
Financial Highlights
This section includes information on non-GAAP financial measures. See “Non-GAAP Financial Information” section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.
Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change %	2024	2023	Change %
Net product sales
Qelbree	$59.4	$31.0	92%	$104.5	$56.8	84%
GOCOVRI	31.7	28.8	10%	58.3	54.8	6%
Oxtellar XR	29.5	23.8	24%	56.5	52.7	7%
APOKYN	17.3	17.6	(2)%	33.9	34.8	(2)%
Trokendi XR	17.1	19.3	(12)%	33.1	54.1	(39)%
Other(2)	7.5	7.8	(4)%	14.7	15.7	(6)%
Total net product sales	162.5	128.3	27%	301.0	268.9	12%
Royalty, licensing and other revenues(3)	5.8	7.2	(20)%	11.0	20.4	(46)%
Total revenues	$168.3	$135.5	24%	$312.0	$289.3	8%

Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP)(1)	$121.7	$92.4	32%	$222.4	$182.5	22%
•Total revenues were $168.3 million and $312.0 million for the three and six months ended June 30, 2024, compared to $135.5 million and $289.3 million in the same period in 2023.
◦Total net product sales were $162.5 million and $301.0 million for the three and six months ended June 30, 2024, compared to $128.3 million and $268.9 million in the same period in 2023, respectively. The increase in both periods was primarily due to the increase in net sales of Qelbree, GOCOVRI and Oxtellar XR, partially offset by the decline in net product sales of Trokendi XR due to generic erosion.
◦Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP) increased 32% and 22% for the three and six months ended June 30, 2024, compared to the same period in 2023.

Other Financial Highlights
•Operating earnings was $22.6 million and $19.4 million for the three and six months ended June 30, 2024, compared to operating loss of $(17.6) million and $(12.4) million for the same periods in 2023, respectively. The positive increase in both periods was primarily due to an increase in total net product sales.
•Adjusted operating earnings (non-GAAP) were $45.5 million and $67.7 million for the three and six months ended June 30, 2024, compared to $10.0 million and $40.5 million for the same periods in 2023, respectively.
•Net earnings (loss) and diluted earnings (loss) per share were $19.9 million and $0.36 for the three months and $20.0 million and $0.36 for the six months ended June 30, 2024, respectively, compared to $(0.8) million and $(0.02) for the three months and $16.1 million and $0.29 for the six months ended June 30, 2023, respectively.
•At June 30, 2024, cash, cash equivalents, and current and long-term marketable securities were approximately $347.2 million compared to $271.5 million as of December 31, 2023. This increase was primarily due to cash generated from operations.
Full Year 2024 Financial Guidance

For the full year 2024, the Company is increasing prior financial guidance for total revenues, GAAP operating earnings (loss) and non-GAAP operating earnings, and maintaining guidance for combined R&D and SG&A expenses as set forth below (dollars in millions).

	Current Guidance (as of August 6, 2024)	Previous Guidance (as of May 8, 2024)
Total revenues (includes approximately $135 - $145 million of Trokendi XR and Oxtellar XR)(4)(5)	$600 - $625	$580 - $620
Combined R&D and SG&A expenses	$430 - $460	$430 - $460
Operating earnings (loss)	$0 - $20	$(30) - $(0)
Adjusted operating earnings (non-GAAP)(1)	$100 - $125	$80 - $110
Non-GAAP Financial Information
This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings on a historical and projected basis adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. In addition to non-GAAP adjusted operating earnings, we also present total revenues excluding net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company’s revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.
There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company’s 2024 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) See the section titled “Non-GAAP Financial Information” for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.

(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
(3) Royalty, licensing, and other revenues include royalties on generic Trokendi XR, other licensed products and intellectual property.
(4) Includes net product sales and royalty, licensing, and other revenue.
(5) Reflects continued generic erosion of Trokendi XR and generic erosion of Oxtellar XR beginning in September 2024.
Conference Call Details
Supernus will host a conference call and webcast today, August 6, 2024, at 4:30 p.m. Eastern Time to discuss these results.
A live webcast will be available in the Events & Presentations section of the Company’s Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company’s website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson's disease (PD), cervical dystonia, chronic sialorrhea, and dyskinesia in PD patients receiving levodopa-based therapy. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in PD, epilepsy, depression, and other CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products and the products of its subsidiaries; the Company’s ability to increase its net revenue from its products and the products of its subsidiaries; the Company’s ability to commercialize its products and the products of its subsidiaries; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	June 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$52,089	$75,054
Marketable securities	295,098	179,820
Accounts receivable, net	152,494	144,155
Inventories, net	68,155	77,408
Prepaid expenses and other current assets	23,166	16,676
Total current assets	591,002	493,113
Long-term marketable securities	—	16,617
Property and equipment, net	12,274	13,530
Intangible assets, net	559,644	599,889
Goodwill	117,019	117,019
Other assets	35,890	37,505
Total assets	$1,315,829	$1,277,673

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$82,611	$79,569
Accrued product returns and rebates	175,119	154,274
Contingent consideration, current portion	47,303	52,070
Other current liabilities	3,623	4,283
Total current liabilities	308,656	290,196
Contingent consideration, long-term	697	1,380
Operating lease liabilities, long-term	30,294	33,196
Deferred income tax liabilities, net	11,440	24,963
Other liabilities	7,288	6,422
Total liabilities	358,375	356,157

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 55,046,049 and 54,723,356 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	55	55
Additional paid-in capital	455,170	439,493
Accumulated other comprehensive loss, net of tax	(372)	(593)
Retained earnings	502,601	482,561
Total stockholders’ equity	957,454	921,516

Total liabilities and stockholders’ equity	$1,315,829	$1,277,673

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings (Loss)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(unaudited)		(unaudited)
Revenues
Net product sales	$162,538	$128,336	$300,999	$268,911
Royalty, licensing and other revenues	5,787	7,227	10,970	20,416
Total revenues	168,325	135,563	311,969	289,327

Costs and expenses
Cost of goods sold (a)	17,916	21,091	34,225	44,551
Research and development	26,183	24,379	51,113	45,591
Selling, general and administrative	85,904	86,782	172,420	172,379
Amortization of intangible assets	20,108	20,108	40,245	40,074
Contingent consideration expense (gain)	(4,355)	790	(5,450)	(857)
Total costs and expenses	145,756	153,150	292,553	301,738

Operating earnings (loss)	22,569	(17,587)	19,416	(12,411)

Other income (expense)
Interest and other income, net	3,733	1,370	7,129	6,716
Interest expense	—	(910)	—	(2,415)
Total other income (expense)	3,733	460	7,129	4,301

Earnings (loss) before income taxes	26,302	(17,127)	26,545	(8,110)

Income tax expense (benefit)	6,386	(16,296)	6,505	(24,227)
Net earnings (loss)	$19,916	$(831)	$20,040	$16,117

Earnings (loss) per share
Basic	$0.36	$(0.02)	$0.37	$0.30
Diluted	$0.36	$(0.02)	$0.36	$0.29

Weighted average shares outstanding
Basic	54,978,781	54,502,993	54,890,265	54,442,463
Diluted	55,724,283	54,502,993	55,675,474	59,035,154

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information
(Unaudited)
Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net product sales
An itemized reconciliation between total revenues on a GAAP basis and Total revenues excluding Trokendi XR and Oxtellar XR net product sales, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	Change %	2024	2023	Change %
Total revenues (GAAP)(1)	$168.3	$135.5	24%	$312.0	$289.3	8%
Adjustments:
Trokendi XR net product sales	(17.1)	(19.3)	(12)%	(33.1)	(54.1)	(39)%
Oxtellar XR net product sales	(29.5)	(23.8)	24%	(56.5)	(52.7)	7%
Total revenues excluding Trokendi XR and Oxtellar XR net product sales (non-GAAP)(1)	$121.7	$92.4	32%	$222.4	$182.5	22%
___________________________________________
(1) Includes net product sales and royalty, licensing, and other revenues.
Reconciliation of GAAP Operating earnings (loss) to Non-GAAP Adjusted Operating earnings
An itemized reconciliation between operating earnings (loss) on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating earnings (loss) - As Reported (GAAP)	$22.6	$(17.6)	$19.4	$(12.4)
Adjustments:
Amortization of intangible assets	20.1	20.1	40.2	40.1
Share-based compensation	6.6	6.1	12.4	12.4
Contingent consideration expense (gain)	(4.4)	0.8	(5.5)	(0.9)
Depreciation	0.6	0.6	1.2	1.3
Operating earnings - As Adjusted (non-GAAP)	$45.5	$10.0	$67.7	$40.5
Non-GAAP adjusted operating earnings adjusts for non-cash items including amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation.
Reconciliation of Full Year 2024 Financial Guidance - GAAP Operating earnings (loss) to Non-GAAP Adjusted Operating earnings
An itemized reconciliation between projected operating earnings (loss) on a GAAP basis for the full year 2024 and projected adjusted operating earnings on a non-GAAP basis for the full year 2024 is as follows (dollars in millions):

	Current Guidance (as of August 6, 2024)	Previous Guidance (as of May 8, 2024)
Operating earnings (loss) - GAAP	$0 - $20	$(30) - $0
Adjustments:
Amortization of intangible assets	$78 - $80	$80 - $81
Share-based compensation	$27 - $29	$27 - $29
Contingent consideration expense (gain)	$(7) - $(7)	$1 - $2
Depreciation	$2 - $3	$2 - $3
Operating earnings - As Adjusted (non-GAAP)	$100 - $125	$80 - $110

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
ICR Westwicke
(443) 213-0505
peter.vozzo@westwicke.com